UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2005

BRISTOL-MYERS SQUIBB COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-1136 (Commission File Number)	22-079-0350 (IRS Employer Identification Number)

345 Park Avenue
New York, NY, 10154
(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (212) 546-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Signatures

Item 1.01. Entry into a Material Definitive Agreement.

     On December 31, 2004, the previously filed Change-in-Control Agreements entered into between the Registrant and the Named Executive Officers and certain other executives expired. On January 1, 2005, the Registrant entered into new Change-in-Control Agreements with the Named Executive Officers and certain other executives, the terms of which are materially similar to the expired Change-in-Control Agreements. The terms of the new Change-in-Control Agreement are summarized below.

     The Change-in-Control Agreements are effective from January 1, 2005 and continue until December 31, 2005. Commencing on January 1, 2006 and each January 1 thereafter, the agreements automatically renew unless notice of expiration is given by either the Registrant or the executive by December 1 of the year preceding the expiration date.

     The Change-in-Control Agreements provide the covered executives with severance and certain other benefits upon a “change in control” of the Registrant and the termination of the executive’s employment within 36 months of such change in control provided that such termination is either (a) involuntary and not for “Cause” (as defined in the agreement) or (b) by the executive for “Good Reason” (as defined in the agreement).

     A “change in control” is defined as any of the following events: (i) any person, as defined in the Securities and Exchange Act of 1934, as amended, becomes the direct or indirect beneficial owner of 20% or more of the Registrant’s then outstanding common stock; (ii) the date of consummation of a merger or consolidation of the Registrant with another corporation other than (a) a merger or consolidation that results in the voting securities outstanding immediately prior thereto continuing to represent at least 75% of the combined voting power of the surviving entity or (b) if the merger or consolidation was effected to implement a recapitalization of the Registrant in which no Person acquires more than 50% of the combined voting power of the Registrant’s then outstanding securities; (iii) the stockholders approve a plan of complete liquidation of the Registrant or an agreement for the sale or disposition of all or substantially all of the Registrant’s assets; or (iv) a majority of the Registrant’s directors are replaced during a two-year period. In addition, the term of the agreement continues until the next December 31 that is at least 18 months after a Potential Change in Control (as defined in the agreement).

     Upon such termination following a change in control, the executive would be entitled to a lump sum severance payment equal to three times the sum of the executive’s base salary and the greater of (i) the target annual bonus under the annual incentive plan applicable to such executive for the year in which notice of termination was given or (ii) the target annual bonus under such plan for the preceding year. In addition, the executive would receive a payout of any unpaid incentive compensation which has been earned, allocated or awarded to the executive for the completed calendar year preceding the date of termination and a pro rata portion to the date of termination of the aggregate value of all contingent incentive compensation awards to the executive for the current calendar year.

     Further, all outstanding stock options granted to the executive officer would become immediately vested and exercisable and all restrictions on restricted stock awards would lapse, unless otherwise provided for under a written stock award agreement. The executive would receive a lump sum payment for any unvested matching contributions forfeited under the Registrant’s Savings Plan. Further, in addition to the retirement benefits the executive would be entitled to under the Registrant’s Retirement Income Plan (the “Retirement Plan”) and the Registrant’s Benefit Equalization Plan relating to the Retirement Plan (the “BEP”), the executive would receive an amount equal to the excess of the retirement pension which would have been accrued under the terms of the Retirement Plan and BEP, determined as if the executive had been fully vested and credited 36 additional months of service and age at time of termination and assuming the highest rate of compensation in the past 12 months preceding the date of termination over the vested retirement pension which the executive had accrued pursuant to the respective provisions of the Retirement Plan and BEP. The additional amount and vested BEP benefit are payable as an actuarially equivalent cash lump sum, unless the Board has approved the change in control and the executive has elected to receive an annuity payout. If the executive is under 55 years of age and/or has fewer than 10 years of service at the time of termination, he or she would receive payment of pension benefits in such form of distribution available under the pension plan, and otherwise would be treated under such pension plan as if the executive were 55 with at least ten years of service. Additionally, for a 36 month period after the date of termination, the executive would receive life and health insurance benefits and perquisites substantially similar to those that the executive received immediately prior to the notice of termination. Thereafter, the executive would be eligible to participate in the Registrant’s retiree medical and dental plans.

     In the event that any payments made to an executive in connection with a change in control and termination of employment would be subject to excise tax as excess payments by the Internal Revenue Code, the Registrant will gross up the executive’s compensation to offset such excise taxes. If any portion of the payments would be subject to the imposition of the excise tax, and if a reduction of any compensation or benefit by 10% or less of the Safe Harbor Amount would avoid the imposition of an excise tax, then the payments and benefits payable would be reduced to the extent necessary to result in the no imposition of the excise tax. This reduction would apply to amounts payable which are designated in writing by the executive, or if no designation has been made, then by the Registrant.

     In consideration for receiving a Change-in-Control Agreement, each executive must sign a non-compete/non-solicitation and general release agreement.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bristol-Myers Squibb Company

Date: January 6, 2004
	By:	/s/ Sandra Leung

	Name: Title:	Sandra Leung Secretary